================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             --------------------

                                 SCHEDULE TO
                             TENDER OFFER STATEMENT
  (Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934)
                               (Amendment No. 2)

                             --------------------

                                 TELESOFT CORP.
         (Name of Subject Company (issuer) and Filing Person (offeror))

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  879924 10 8
                     (CUSIP Number of Class of Securities)

                               Michael F. Zerbib
                     President and Chief Executive Officer
                                 Telesoft Corp.
                           3443 North Central Avenue
                                   Suite 1800
                             Phoenix, Arizona 85012
                                 (602) 308-2100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
               Communications on Behalf of the Filing Person(s)
                              --------------------

                                    Copy to:

                                 Edward S. Best
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                          Chicago, Illinois 60603-3441
                                 (312) 782-0600
                              --------------------

                                February 4, 2000
     (Date Tender Offer First Published, Sent or Given to Security Holders)
================================================================================

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[_]  Check box if filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [_]  Third party tender offer subject to Rule 14d-1.

     [X]  Issuer tender offer subject to Rule 13e-4.

     [_]  Going-private transaction subject to Rule 13e-3.

     [_]  Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

================================================================================

     This Amendment No. 2 to Tender Offer Statement on Schedule TO filed February 3, 2000 (the "Statement") is being filed solely for the purpose of filing as Exhibit (a)(1)(A) a revised Offer to Purchase.

ITEM 12.  Exhibits.

     A list of exhibits filed with this Statement is set forth on the Index to Exhibits immediately following the signature page of this Statement and is incorporated herein by reference.

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                                   SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                      TELESOFT CORP.

                                      By: /s/ Michael F. Zerbib
                                          --------------------------------------
                                      Name:  Michael F. Zerbib
                                      Title: President & Chief Executive Officer


Dated: February 23, 2000

                                       2

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                               INDEX TO EXHIBITS

Item            Description
----            -----------
(a)(1)(A)       Revised Offer to Purchase dated February 4, 2000....................................

(a)(1)(B)       Form of Letter of Transmittal.                                                          *

(a)(1)(C)       Form of Notice of Guaranteed Delivery.                                                  *

(a)(1)(D)       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                Other Nominees.                                                                         *

(a)(1)(E)       Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks,
                Trust Companies and Other Nominees.                                                     *

(a)(1)(F)       Form of Letter to Stockholders dated February 4, 2000, from the President and
                Chief Executive Officer of the Company.                                                 *

(a)(1)(G)       Form Direction Form for participants in the Telesoft Corp. Profit Sharing Plan.         *

(a)(1)(H)       Form of Option Election for stock option holders.                                       *

(a)(1)(I)       Guidelines for Certification of Taxpayer Identification Number on Substitute
                Form W-9.                                                                               *

(a)(2) - (4)    Not applicable.

(a)(5)          Press Release issued by the Company dated February 3, 2000.                             *

(b)             Not applicable.

(d)             Stock Purchase Agreement dated as of February 2, 2000 between Joseph W.
                Zerbib and Telesoft Corp.                                                               *

(g)             Not applicable.

(h)             Not applicable.

-----------------

*Previously filed.